Exhibit 99.1

NEWS RELEASE

ICF International Announces Retirement of CFO in 2010

FOR IMMEDIATE RELEASE

Contact:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

Fairfax, Virginia, November 10, 2009 – Today ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology to government and commercial clients, announced an upcoming management change.

Chief Financial Officer Alan Stewart, 55, a senior vice president, advised the company that he currently plans to retire at the end of March 2010 after almost nine years of service to ICF. Mr. Stewart has assured the company that if a successor is not named by that date, he will be available to continue as an employee until a smooth transition is accomplished.

“Alan has made invaluable contributions to the growth and success of ICF over these past nine years,” said Chairman and CEO Sudhakar Kesavan. “He played an integral role in our transition to a public company in September 2006 and has consistently demonstrated the highest level of skill and integrity. We very much appreciate the dedication and professionalism he has brought to the firm, and we wish him the very best.”

ICF has commenced a search for a successor.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy and climate change; environment and infrastructure; health, human services, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,500 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.